Exhibit 99.1

News Release

Skilled Healthcare Group Increases Non-GAAP 2010 Earnings Estimates and Announces 2011

Earnings Per Share Guidance Range of $1.22 to $1.32

FOOTHILL RANCH, Calif.—January 6, 2011—Skilled Healthcare Group, Inc. (NYSE: SKH) (the “Company”) today announced it has updated its 2010 full year non-GAAP earnings estimates and expects consolidated revenue to be approximately $816 million to $819 million, Adjusted EBITDAR (1) to be approximately $138.9 million to $140.7 million and Adjusted EBITDA (2) to be approximately $119.7 million to $121.5 million. The Company expects adjusted earnings per diluted share for 2010 to be between $1.01 and $1.04.

Additionally, the Company issued its initial earnings guidance for 2011 and expects full year consolidated revenue to be between $880 million and $900 million, EBITDAR (3) to be in the range of $156.2 million to $163.5 million, EBITDA (4) to be in the range of $137.2 million to $144.5 million and net income per common share to be between $1.22 and $1.32. This guidance assumes the following:

•	No change in fiscal 2012 Medicaid rates. Fiscal 2011 rates include a net increase of 2% in California which was effective August 2010 and a decrease of 1% in Texas effective February 2011.

•	Full year of Hospice and Home Healthcare companies’ operations.

•	2011 capital expenditures of approximately $20 million.

•	Average interest rate on outstanding debt of approximately 8 percent.

•	An effective tax rate of 39 percent.

•	No additional acquisitions, developments or divestitures.

Boyd Hendrickson, Chairman & Chief Executive Officer commented, “We are pleased to introduce our 2011 earnings guidance and increase our 2010 earnings estimates as events in the fourth quarter of 2010 have provided greater clarity into that quarter’s operations and anticipated 2011 performance. During the fourth quarter of 2010, the Company completed the initial phases of its initiatives in preparation for the Medicare program changes which took effect October 1, 2010. Implementation of these initiatives are ongoing and include staffing enhancements, training programs, and enhanced audit and compliance measures. We also expect occupancy rates (5) and skilled mix (6) in our Long-term care business to increase in 2011 as our newest skilled nursing facilities in Dallas and Fort Worth, Texas continue to progress.”

Mr. Hendrickson continued, “The performance of our hospice and home healthcare businesses has exceeded our expectations and these businesses are expected to grow further. Additionally, we anticipate some declines in revenue and margin in 2011 in our Therapy business as a result of the elimination of concurrent therapy reimbursements and the Part B rate reduction that took effect January 1, 2011.”

Commenting on a recent tax-deferred real estate transaction, Mr. Hendrickson noted, “In December 2010, the Company sold its West Side Campus of Care facility and operations in Texas and used the funds to purchase three previously leased facilities; St. Luke Healthcare and Rehabilitation Center and Woodland Care Center, both of which are in California, and St. Joseph Rehabilitation Center in Nevada. Our property ownership now stands at 77 percent of our aggregate properties. Assuming that the Company continues to experience strong free cash flow, we intend to utilize a portion of the available funds to pay down debt to reduce our debt-to-EBITDA leverage ratio (as defined in our existing credit agreement) to approximately 3.5 by the end of 2011.”

About Skilled Healthcare Group, Inc.

Skilled Healthcare Group, Inc., based in Foothill Ranch, California, is a holding company with subsidiary healthcare services companies, which in the aggregate had trailing twelve month revenue of approximately $788 million and approximately 14,600 employees as of September 30, 2010. Skilled Healthcare Group and its wholly-owned companies, collectively referred to as the “Company”, operate long-term care facilities and provide a wide range of post-acute care services, with a strategic emphasis on sub-acute specialty health care. The Company operates long-term care facilities in California, Iowa, Kansas, Missouri, Nevada, New Mexico and Texas, including 78 skilled nursing facilities that offer sub-acute care and rehabilitative and specialty health skilled nursing care, and 22 assisted living facilities that provide room and board and social services. In addition, the Company provides physical, occupational and speech therapy in Company-operated facilities and unaffiliated facilities. Furthermore, the Company provides hospice and home health care in Arizona, California, Idaho, Nevada, Montana and New Mexico. References made in this release to “Skilled Healthcare”, “the Company”, “we”, “us” and “our” refer to Skilled Healthcare Group, Inc. and each of its wholly-owned companies. More information about Skilled Healthcare is available at its Web site — www.skilledhealthcaregroup.com.

Footnotes

(1)	Adjusted EBITDAR is Adjusted EBITDA (as defined in note 2 below) before rent cost of revenue as reflected in the reconciliation tables of this press release.

(2)	Adjusted EBITDA is adjusted earnings before interest, taxes, depreciation or amortization, and reflects non-GAAP adjustments to net income that are reflected in the reconciliation tables of this press release.

(3)	EBITDAR is EBITDA (as defined in note 4 below) before rent cost of revenues, as reflected in the reconciliation tables of this press release.

(4)	EBITDA is net income before depreciation, amortization and interest expense (net of interest income) and the provision for (benefit from) income taxes.

(5)	Occupancy rates are based on actual patient days divided by available patient days in any given period in reference to our skilled nursing facilities.

(6)	Skilled mix is defined as the number of Medicare and non-Medicaid managed care patient days at the Company’s skilled nursing facilities divided by the total number of patient days at the Company’s skilled nursing facilities for any given period.

Forward-Looking Statements

This release includes “forward-looking statements”. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue” or “pursue,” or the negative or other variations thereof or comparable terminology. In particular, they include the estimates for 2010 full year consolidated revenue, Adjusted EBITDAR, Adjusted EBITDA and adjusted earnings per diluted share, guidance for 2011 full year earnings, consolidated revenue, EBITDAR, and EBITDA, and the statements made by Mr. Hendrickson regarding future financial and operating performance. These forward-looking statements are based on current expectations and projections about future events, including the assumptions stated in this release.

Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified and, consequently, the actual performance of the Company may differ materially from that expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the factors described in the Company’s amended Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission (including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein) and in our subsequent reports on Form 10-Q and Form 8-K.

Any forward-looking statements are made only as of the date of this release. Skilled Healthcare disclaims any obligation to update the forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements.

Skilled Healthcare Group, Inc.

Reconciliation of Forecasted Adjusted Net Loss to Forecasted Adjusted EBITDA and Forecasted

Adjusted EBITDAR

Year Ended December 31, 2010

(in millions)

	Twelve Months Ended December 31, 2010
	Low	High
Net Loss	$(1.7)	$(0.5)
Interest expense, net of interest income	36.0	36.0
(Benefit) Provision for income taxes	(0.3)	0.3
Depreciation and amortization expense	25.0	25.0

EBITDA	59.0	60.8
Disposal of asset	(0.5)	(0.5)
Debt retirement Costs	7.0	7.0
Litigation settlement costs	53.5	53.5
Acquisition costs	0.7	0.7

Adjusted EBITDA	119.7	121.5
Rent cost of revenue	19.2	19.2

Adjusted EBITDAR	$138.9	$140.7

Skilled Healthcare Group, Inc.

Adjusted Net Income Reconciliation

(in millions, except per share data)

(unaudited)

	Twelve Months Ended December 31, 2010
	Low	High
Net Loss	$(1.7)	$(0.5)
Disposal of fixed assets	(0.5)	(0.5)
Debt retirement costs	7.0	7.0
Acquisition costs	0.7	0.7
Litigation settlement costs	53.5	53.5
Income tax benefit from above items	(21.4)	(21.4)

Adjusted net income	$37.6	$38.8

Weighted-average common shares outstanding, basic	37.0	37.0
Weighted-average common shares outstanding, diluted	37.2	37.2
Adjusted net income per share, diluted	$1.01	$1.04

Skilled Healthcare Group, Inc.

Reconciliation of Forecasted Net Income to Forecasted EBITDA and Forecasted EBITDAR

Year Ending December 31, 2011

(in millions, except per share data)

	Outlook
	Low	High
Net income guidance	$45.3	$49.0
Interest expense, net of interest income and other	37.2	38.2
Provision for income taxes	29.2	31.1
Depreciation and amortization expense	25.5	26.2

EBITDA guidance	137.2	144.5
Rent cost of revenue	19.0	19.0

EBITDAR guidance	$156.2	$163.5

Diluted earnings per share (assumes 37.2 million shares outstanding)	$1.22	$1.32

We believe that the presentation of EBITDA, Adjusted EBITDA and Adjusted EBITDAR provide useful information to investors regarding our operational performance because they enhance an investor’s overall understanding of the financial performance and prospects for the future of our core business activities. Specifically, we believe that a report of EBITDA, Adjusted EBITDA and Adjusted EBITDAR provide consistency in our financial reporting and provides a basis for the comparison of results of core business operations between our current, past and future periods. EBITDA, Adjusted EBITDA and Adjusted EBITDAR are primary indicators management uses for planning and forecasting in future periods, including trending and analyzing the core operating performance of our business from period-to-period without the effect of U.S. generally accepted accounting principles, or GAAP, expenses, revenues and gains (losses) that are unrelated to the day-to-day performance of our business. We also use EBITDA, Adjusted EBITDA and Adjusted EBITDAR to benchmark the performance of our business against expected results, to analyze year-over-year trends, as described below, and to compare our operating performance to that of our competitors.

Management uses EBITDA, Adjusted EBITDA and Adjusted EBITDAR to assess the performance of our core business operations, to prepare operating budgets and to measure our performance against those budgets on an administrative services segment and a facility by facility level. We typically use Adjusted EBITDA and Adjusted EBITDAR for these purposes, on a consolidated basis (because the adjustments to EBITDA are not generally allocable to any individual business unit), and we typically use EBITDA and EBITDAR to compare the operating performance of each skilled nursing and assisted living facility, as well as to assess the performance of our reporting segments: long term care services, which includes the operation of our skilled nursing and assisted living operating companies; and ancillary services, which includes our rehabilitation therapy and hospice operating companies. EBITDA, Adjusted EBITDA and Adjusted EBITDAR are useful in this regard because they do not include such costs as interest expense, income taxes, depreciation and amortization expense, rent cost of revenue and special charges, which may vary from business unit to business unit and period to period depending upon various factors, including the method used to finance the business, the amount of debt that we have determined to incur, whether a facility is owned or leased, the date of acquisition of a facility or business, the original purchase price of a facility or business unit or the tax law of the state in which a business unit operates. These types of charges are dependent on factors unrelated to the underlying business unit performance. As a result, we believe that the use of EBITDA and Adjusted EBITDA provide a meaningful and consistent comparison of our underlying businesses between periods by eliminating certain items required by GAAP which have little or no significance in the day-to-day operations. Additionally, because Adjusted EBITDAR excludes rent cost of revenue, it is useful in comparing leased facilities to owned facilities.

We also make capital allocations to each of our companies based on expected EBITDA returns and establish compensation programs and bonuses for the facility level employees that are based in part upon the achievement of pre-established EBITDA and Adjusted EBITDA targets.

Investor Contact:

Skilled Healthcare Group, Inc.

Dev Ghose or Shelly Hubbard

(949) 282-5800

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